Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of our subsidiaries:

Name	State or Other Jurisdiction of Incorporation	Name Under Which Does Business
Chiasma (Israel) Ltd.	Israel	Same
Chiasma Securities Corp	United States	Same